Exhibit 99.1

FOR IMMEDIATE RELEASE:

Blonder Tongue Labs Obtains $5,000,000 Revolving Credit Facility from MidCap Business Credit

Old Bridge, NJ / October 30, 2019 / Blonder Tongue Laboratories, Inc. (NYSE American: BDR) (the “Company”) announced that on October 25, 2019 it consummated a $5,000,000 financing transaction with MidCap Business Credit. The new credit facility consists of a $5,000,000 revolving line of credit, matures in three years and replaces the Company’s existing credit facility with Sterling National Bank, which has been terminated.

Interest on the amounts outstanding under the new credit facility is variable, based upon the three-month LIBOR rate plus a margin of 4.75%, subject to re-set each month. In addition, all amounts outstanding are secured by all of the assets of the Company and its subsidiaries, and is guaranteed by R. L. Drake Holdings, LLC and Blonder Tongue Far East, LLC, wholly-owned subsidiaries of the Company.

Eric S. Skolnik, the Company’s Chief Financial Officer commented: “We are very pleased with the terms that MidCap has made available to us under the new facility.  We believe that the funding terms will improve our liquidity and provide us with greater working capital to help fund our current and planned future operations.”

About Blonder Tongue

Blonder Tongue Laboratories, Inc. is the oldest designer and manufacturer of cable television video transmission technology in the USA. The majority of our products continue to be designed and built in our state-of-the-art New Jersey facility for 50 years. Blonder Tongue Labs offers US based engineering and manufacturing excellence with an industry reputation for delivering ultra-high reliability products. As a leader in cable television system design, the company provides service operators and systems integrators with comprehensive solutions for the management and distribution of digital video, IPTV and high-speed data services, as well as RF broadband distribution over fiber, IP, and Coax networks for homes and businesses. Additional information on the company and its products can be found at www.blondertongue.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The information set forth above includes "forward-looking" statements and accordingly, the cautionary statements contained in Blonder Tongue's Annual Report and Form 10-K for the year ended December 31, 2018 (See Item 1: Business, Item 1A: Risk Factors, Item 3: Legal Proceedings and Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations), and other filings with the Securities and Exchange Commission are incorporated herein by reference. The words "believe," "expect," "anticipate," "project," "target," "intend," "plan," "seek," "estimate," "endeavor," "should," "could," "may" and similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to projections for our future financial performance, our anticipated growth trends in our business and other characterizations of future events or circumstances are forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. Blonder Tongue undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Blonder Tongue's actual results may differ from the anticipated results or other expectations expressed in Blonder Tongue's "forward-looking" statements.

Contacts

Eric Skolnik
Chief Financial Officer
eskolnik@blondertongue.com
(732) 679-4000

Robert J. Pallé
Chief Executive Officer
bpalle@blondertongue.com
(732) 679-4000

© Blonder Tongue Laboratories, Inc. | One Jake Brown Road, Old Bridge, NJ 08857 | (800) 523-6049 | Fax: (732) 679-4353 | www.blondertongue.com